VOTING AGREEMENT

This VOTING AGREEMENT (this "Agreement") dated as of December 22, 2005, is between Acura Pharmaceuticals, Inc, a New York corporation, having an office at 616 N. North Court, Suite 120, Palatine, IL 60067 (the “Company”) and GCE Holdings, LLC, a Delaware limited liability company, having an office at c/o Galen Partners III, LP, 610 5th Avenue, 5th Floor, New York, New York 10019 (the “GCE Holdings”). The Company and GCE Holdings are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Board of Directors of the Company has approved the Company’s 2005 Restricted Stock Unit Award Plan providing for the grant of restricted stock unit awards (“RSU Awards”) to select employees of the Company on such terms as the Board shall determine; and

WHEREAS, the Board of Directors has approved RSU Awards to certain Company’s employees which, subject to the terms of the RSU Awards, provide for the issuance of up to 27,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”); and

WHEREAS, the Company will amend its 1998 Stock Option Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and will present the 1998 Stock Option Plan, as amended to comply with Section 409A, to the Board for approval (as so amended, the “Amended 1998 Stock Option Plan”); and

WHEREAS, the Company will present to its shareholders at the Company’s 2006 Annual Meeting of Shareholders each of the RSU Plan and the Amended Plan 1998 Stock Option Plan for shareholder ratification; and

WHEREAS, GCE Holdings desires to commit to vote its shares of the Company’s Common Stock so as to ratify each of the RSU Plan and the Amended 1998 Stock Option Plan.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the Parties agrees as follows:

1. Ratification of the RSU Plan and the Amended 1998 Stock Option Plan. At the Company's next upcoming meeting of shareholders, GCE Holdings will vote all of its shares of Common Stock in favor of the ratification of each of the RSU Plan and the Amended 1998 Stock Option Plan, as each such plan may be amended by the Company’s Board of Directors prior to the date of such meeting of shareholders.

2.  Certain Remedies. Without intending to limit the remedies available to either of the Parties, each Party agrees that damages at law will be an insufficient remedy in the event such Party violates the terms hereof or the powers granted hereunder and each of the Parties hereto further agrees that each of the other Parties hereto may apply for and have injunctive or other equitable relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise specifically to enforce, any of such Party's agreements or the powers granted hereunder set forth herein.

3.  Representations. Each Party represents and warrants to each other Party that this Agreement is its legal, valid and binding obligation, enforceable against such Party in accordance with its terms, and will not result in any (a) violation or breach of, or be in conflict with, each Party's respective organizational documents or material contracts, or (b) violation of any statutes, laws, rules, regulations, orders or judgments applicable to such Party.

4.  Transfer of Securities. Nothing shall prohibit or in any manner restrict GCE Holdings’ ability to freely transfer, assign, convey, or otherwise dispose of or convert its shares of Common Stock; provided, that upon the transfer, assignment, conveyance or disposition of any Common Stock by GCE Holdings, GCE Holdings shall cause the transferee to which the Common Stock are transferred, assigned, conveyed or otherwise disposed to agree to be bound by the terms hereof.

5.  Term. This Agreement and the Parties' obligations hereunder shall continue in effect until the completion of the Company’s next annual meeting of shareholders at which each of the RSU Plan and the Amended 1998 Stock Option Plan are presented for ratification.

6.  Amendment. Any term of this Agreement or the powers granted hereunder may be amended and the observance of any such term or power may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Parties.

7.  Binding Effect. This Agreement and the powers granted hereunder shall be binding upon, and shall inure to the benefit of the Company and GCE Holdings.

8.  Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if transmitted by facsimile or delivered either personally or by a nationally recognized courier service marked for next business day delivery or sent in a sealed envelope by first class mail, postage prepaid and either registered or certified, return receipt requested, to the address for each Party as provided in the introductory paragraph of this Agreement, or to such other address as any such Party shall designate in writing. Any such notice, demand or communication shall be deemed to have been given (a) on the date of delivery, if delivered personally, (b) on the date of facsimile transmission, receipt confirmed, (c) one business day after delivery to a nationally recognized overnight courier service, if marked for next day delivery or (d) five business days after the date of mailing, if mailed.

9.  Miscellaneous. The section headings herein are inserted for convenience of reference only and shall not affect the meaning or interpretation hereof. This Agreement and the powers granted hereunder contain the entire agreement among the Parties hereto with respect to the matters contemplated herein. If for any reason any provision hereof shall be invalid, unenforceable or inoperative, the validity and effect of the other provisions hereof shall not be affected herein. This Agreement may be executed in one or more counterparts, and by the Parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective as to each signatory hereto upon the execution and delivery hereof by such signatory. This Agreement and the powers granted hereunder shall be governed in all respects by the laws of the State of New York wherein the terms of this Agreement were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement on the date first above written.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Andrew Reddick 12/22/05
Name: Andrew Reddick
Title: President and Chief Executive Officer

GCE Holdings, LLC

By:	/s/ Bruce F. Wesson
Name: Bruce F. Wesson
Title: